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                                                                    EXHIBIT 99.2



                      [LETTERHEAD OF GOLDMAN SACHS & CO.]


PERSONAL AND CONFIDENTIAL

May 11, 1999


Board of Directors
Priority Call Management, Inc.
110 Fordham Road
Wilmington, MA 01887

Re: Amendment No. 1 to the Registration Statement on Form S-4 of LHS Group Inc. filed with the Securities and Exchange Commission (file No. 333-77557).

Gentlemen:

Reference is made to our opinion letter dated April 20, 1999 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.01 per share, Preferred Series A Stock, par value $.01 per share, Preferred Series B Stock, par value $.01 per share, and Preferred Series C Stock, par value $.01 per share (collectively, the "Shares"), of Priority Call Management, Inc. (the "Company") of the exchange ratio of
2.3542 shares of Common Stock, par value $0.01 per share, of LHS Group Inc. ("LHS") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of April 20, 1999, among LHS, Patriot Acquisition Corp., and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary-Fairness Opinion of Priority Call's Financial Advisor," "Background of and Reasons for the Merger" and "Opinion of Priority Call's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we come within the category of


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persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement (including any subsequent amendments to the above-mentioned Registration Statement) or any other document, except in accordance with our prior written consent.

Very truly yours,

/s/ Goldman, Sachs & Co.
-----------------------------
(GOLDMAN, SACHS & CO.)